Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135552 and Form S-3 No. 333-149011) of Horizon Lines, Inc. of our reports dated February 4, 2008, with respect to the consolidated financial statements and schedule of Horizon Lines, Inc., and the effectiveness of internal control over financial reporting of Horizon Lines, Inc., included in the Annual Report (Form 10-K) for the year ended December 23, 2007.

/s/  Ernst & Young LLP

Charlotte, North Carolina
February 4, 2008